Exhibit 23.4

The Board of Directors

R1 RCM Inc.

434 W. Ascension Way

6th Floor

Murray, UT 84123

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 9, 2022, to the Board of Directors of R1 RCM Inc. (“R1”) as Annex F to, and reference to such opinion letter under the headings “The Transactions – Background of the Transactions”, “Recommendation of the R1 Board; R1’s Reasons for the Transactions” and “Opinion of R1’s Financial Advisor” in, the prospectus relating to the proposed transaction involving R1 and Revint Holdings, LLC, which prospectus forms a part of the registration statement on Form S-4 of Project Roadrunner Parent Inc., a wholly owned subsidiary of R1 (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder nor do we whereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ CENTERVIEW PARTNERS LLC

April 6, 2022